Exhibit 5.1

Harney Westwood & Riegels Craigmuir Chambers PO Box 71, Road Town Tortola VG1110, British Virgin Islands Tel: +1 284 494 2233 Fax: +1 284 494 3547

7 FEBRUARY 2017

greg.boyd@harneys.com/george.weston@harneys.com

+1 284 852 4317

049177.0001/GAB/GYW

Delta Technology Holdings Limited

16 Kaifa Avenue

Danyang, Jiangsu 212300

China

Dear Sirs

Delta Technology Holdings Limited Company No 1682727 (the Company)

We are lawyers qualified to practise in the British Virgin Islands and have been asked to provide this legal opinion to you with regard to the laws of the British Virgin Islands in relation to the validity of the issuance of certain ordinary shares (the Shares) issuable in respect of the Company’s 2016 Equity Incentive Plan (the Plan) in connection with the registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the Registration Statement).

For the purposes of giving this opinion, we have examined the Corporate Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the validity of the ordinary shares being issued in respect of the Plan which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

1	Existence and Good Standing. The Company is a company duly incorporated on 28 November 2011, with registration number 1682727; that validly exists as a BVI Business Company limited by shares and is in good standing under the laws of the British Virgin Islands. The Company is a separate legal entity and is subject to suit in its own name.

2	Capacity and Power. The Company may engage in any act or activity that is not prohibited under any law for the time being in force in the British Virgin Islands.

3	Authorised and Issued Shares. The Shares have been duly and validly authorised by the Company. A share is deemed to be issued when the name of the shareholder is entered in the register of members of the Company. The Shares will be validly issued, fully paid and non-assessable, when issued and paid for in accordance with the terms of the Plan and unanimous written resolutions of the board of directors of the Company.

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4	Jurisdiction. The Company is subject to the jurisdiction of the courts of the British Virgin Islands and is not entitled to claim any immunity from suit or execution of any judgment on the grounds of sovereignty or otherwise.

5	Searches.

(a)	No court proceedings pending against the Company are indicated by our searches of the British Virgin Islands High Court Registry referred to at paragraph of Schedule 1.

(b)	On the basis of our searches of the British Virgin Islands Registry of Corporate Affairs and the British Virgin Islands High Court Registry referred to at paragraphs 2 and 3 of Schedule 1, no currently valid order or resolution for liquidation of the Company and no current notice of appointment of a receiver over the Company or any of its assets appears on the records maintained in respect of the Company at the Registry of Corporate Affairs.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact.

This opinion is rendered for your benefit and the benefit of your legal counsel (in that capacity only) in connection with the Registration Statement contemplated by the Corporate Documents and may be filed as an Exhibit to the Registration Statement. It may not be used, circulated or otherwise referred to any other for any other purpose as set out herein.

Yours faithfully

/s/ Harney Westwood & Riegels

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Schedule 1

List of Documents and Records Examined

1	a copy of the Certificate of Incorporation and Memorandum and Articles of Association of the Company obtained from the Registry of Corporate Affairs on 27 January 2017, which our searches dated 6 February 2017 indicated were not subsequently amended;

2	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 27 January 2016;

3	the records of proceedings on file with, and available for inspection on 27 January 2017 at the High Court of Justice, British Virgin Islands;

4	a copy of the unanimous written resolutions of the board of directors of the Company dated 7 February 2016 approving and authorising the issuance of 785,000 ordinary shares in connection with the filing of the registration statement on Form S-8 with the Securities and Exchange Commission

(1 – 4 above are the Corporate Documents) and

5	a copy of the Registration Statement on Form S-8 to be filed by the Company with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder relating to 1,442,827 ordinary shares of US$0.0001 par value of the Company, which are issuable in respect of the awards to be granted under the Delta Technology Holdings Limited 2016 Equity Incentive Plan;

The Corporate Documents and the Registration Statement are collectively referred to in this opinion as the Documents.

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Schedule 2

Assumptions

1	Draft Documents. The Company will duly execute and deliver the Documents in the form of the drafts provided to us for review.

2	Solvency. The Company was on the date of this opinion able to pay its debts as they fall due, and issuing the ordinary shares in connection with the plan and the registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission will not cause the Company to become unable to pay its debts as they fall due.

3	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies.

4	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and that all corporate certificates, documents and records which we have reviewed are accurate and complete, and that all facts expressed in or implied thereby are accurate and complete as at the date of this opinion.

5	No Steps to Wind-up. The directors and shareholders of each Company have not taken any steps to appoint a liquidator of and no receiver has been appointed over any of the Companies’ property or assets.

6	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents

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Schedule 3

Qualifications

1	Public Records. Records reviewed by us may not be complete for various reasons. In particular you should note that:

(a)	in special circumstances the court may order the sealing of the court record, which would mean that a record of the court action would not appear on the High Court register;

(b)	failure to file notice of appointment of a receiver with the Registry of Corporate Affairs does not invalidate the receivership but merely gives rise to penalties on the part of the receiver;

(c)	a liquidator of a British Virgin Islands company has 14 days after their appointment within which they must file notice of their appointment at the Registry of Corporate Affairs; and

(d)	although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed, and accordingly our searches would not indicate such issues.

2	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statues in the Documents.

3	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs.

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